Exhibit 99.1

press release        corescientific.com
Core Scientific Rejects Unsolicited Proposal from CoreWeave

Proposal Significantly Undervalues the Company and Is Not in the Best Interests of Core Scientific and its Shareholders

Core Scientific Remains Focused on Executing Previously Announced Series of 12-Year Contracts with CoreWeave, which Are Expected to Generate Over $3.5 Billion in Cumulative Revenue

No Shareholder Action Required

AUSTIN, TX– June 6, 2024 – Core Scientific, Inc. (NASDAQ: CORZ) (“Core Scientific” or the “Company”), one of the largest owners and operators of high-powered digital infrastructure for bitcoin mining and hosting services in North America, today confirmed that it received an unsolicited non-binding proposal from CoreWeave on June 3, 2024 to acquire all of the outstanding shares of the Company on a fully diluted basis for $5.75 per share in cash. This unsolicited proposal immediately followed Core Scientific and CoreWeave entering into a series of 12-year contracts for Core Scientific to provide approximately 200 MW of infrastructure to host CoreWeave’s high-performance compute (“HPC”) services.

The Company’s Board of Directors (the “Board”), in consultation with its independent financial and legal advisors, carefully reviewed the proposal. The Board has evaluated the Company’s growth prospects and near- and long-term value creation potential, including in connection with both the previously announced CoreWeave agreements and the proposal. The Board determined that the CoreWeave proposal significantly undervalues the Company and is not in the best interests of the Company and its shareholders.

Core Scientific continues to focus on capitalizing on its valuable portfolio of high-power digital infrastructure to expand its HPC hosting business, including through the execution of the recently announced contracted projects with CoreWeave. With greater than 300 MW of additional HPC capacity available, the Company is pursuing potential future transactions with CoreWeave or other HPC customers, while maintaining its strong bitcoin mining franchise. The Company believes that the predictable, recurring revenue from HPC hosting will balance the variability of its bitcoin mining business, while also producing steady cash flows that will strengthen Core Scientific’s earnings power and provide greater financial strength and optionality.

Core Scientific shareholders do not need to take any action at this time.

Moelis & Company LLC is acting as financial advisor to Core Scientific. Sidley Austin LLP is acting as legal advisor to Core Scientific.

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        Core Scientific Response Release June 2024 - 2
About Core Scientific

Core Scientific is one of the largest owners and operators of high-powered digital infrastructure for bitcoin mining and hosting services in North America. Transforming energy into high value compute with superior efficiency at scale, we employ our own large fleet of computers (“miners”) to earn bitcoin for our own account and provide hosting services for large bitcoin mining and high-performance computing customers at our eight operational data centers in Georgia (2), Kentucky (1), North Carolina (1), North Dakota (1) and Texas (3). We derive the majority of our revenue from earning bitcoin for our own account (“self-mining”). To learn more, visit www.corescientific.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “aim,” “estimate,” “plan,” “project,” “forecast,” “opportunity,” “goal,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “potential,” “hope” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including those identified in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings made with the Securities and Exchange Commission, and if any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Accordingly, undue reliance should not be placed upon the forward-looking statements. The Company does not assume any duty or obligation (and does not undertake) to update or supplement any forward-looking statements.

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        Core Scientific Response Release June 2024 - 3
Contacts

Investors:
ir@corescientific.com

Media:
press@corescientific.com

For Core Scientific:
Joseph Sala / Mahmoud Siddig
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
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